NEWS
RELEASE

Astronics Corporation . 130 Commerce Way . East Aurora NY . 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE
Astronics Corporation to Record Fourth Quarter 2009 Non-Cash Goodwill and Intangible Asset
Impairment Charge

EAST AURORA, NY, January 19, 2010 – Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high performance lighting, electrical power management and automated test systems for the global aerospace and defense industries, today announced that it expects to record a fourth quarter non-cash, pre-tax charge of approximately $19.4 million for impairment of goodwill and other intangible assets related to its Test Systems business. As a result of this charge, the Company expects to report a net loss for the fourth quarter and the year ended December 31, 2009.

The impairment charge reflects lower than previously anticipated revenue and future cash flow from Astronics’ Test Systems business, which was acquired as part of the Company’s acquisition of DME Corporation in January 2009. Astronics has reduced its revenue outlook for the Test Systems business as compared with its initial assessment as a result of low new order bookings.

ABOUT ASTRONICS CORPORATION
Astronics Corporation is a trusted leader in innovative, high performance lighting, power management systems for the global aerospace industry; automated diagnostic test systems, training and simulation devices for the defense industry; and safety and survival equipment for airlines. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, DME Corporation, Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.Astronics.com.

For more information on Astronics and its products, visit its website at www.Astronics.com.

Safe Harbor Statement

This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, national defense budgets and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.